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EXHIBIT 21 -- LIST OF SUBSIDIARIES

TechTeam Europe Ltd.

National TechTeam Europe, NV

WebCentric Communications, Inc.

National TechTeam of New Jersey, Inc. (formerly "Compuflex Systems, Inc.")

TechTeam Capital Group, Inc.

Capricorn Integrated Technologies Group

GE TechTeam, L.P. (formerly "Support Central, L.P.")